Exhibit 8

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT	GENEVA HONG KONG LONDON LOS ANGELES NEW YORK	SAN FRANCISCO SHANGHAI SINGAPORE TOKYO WASHINGTON, DC

FOUNDED 1866

April 5, 2006

HSBC USA Inc.

452 Fifth Avenue

New York, NY 10018

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission by HSBC USA, Inc. (the “Company”) on or about April 5, 2006, and to the prospectus (the “Prospectus”) included in such Registration Statement relating to the issuance of Debt Securities (the “Debt Securities”), Preferred Stock, Depositary Shares, Warrants, Purchase Contracts and Units.

We are special tax counsel to the Company in connection with the Prospectus. The statements in the Prospectus under the heading “Certain U.S. Federal Income Tax Considerations Relating to Debt Securities,” to the extent they constitute matters of federal income tax law or legal conclusions with respect thereto, have been prepared or reviewed by us and, in our opinion, are correct in all material respects. In rendering this opinion, we have relied without independent investigation on the description of the Debt Securities set forth in the Prospectus. We hereby consent to the reference to this firm in the Prospectus under the heading “Legal Opinions.”

We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinion expressed above, including any changes in applicable law which may hereafter occur.

Very truly yours,

Sidley Austin LLP

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships